Daktronics Announces Annual Cash Dividend

BROOKINGS, S.D. – May 29, 2008 - Daktronics, Inc. (NASDAQ: DAKT) today announced that its Board of Directors approved an annual cash dividend of $0.09 per share.

In a separate release issued yesterday, the Company announced that for the fiscal year ended April 26, 2008, it produced approximately $60 million in cash flow from operations, invested approximately $34 million in capital expenditures, and paid approximately $3 million in dividends to shareholders.

"In fiscal 2008, we ended the year very strong from a cash flow perspective,” said Jim Morgan, president and chief executive officer. “Now that the significant capital expenditures are behind us we are able to demonstrate again our strong history of free cash flow. We began fiscal year 2008 with approximately $23 million of debt, net of cash and ended the year with over $9 million of net cash. We remain very confident in our growth potential and in our ability to execute on that growth potential. We believe we will produce strong cash flows from operations in excess of our capital expenditure and working capital needs over the long-term, and our focus is on maximizing returns on invested capital to our shareholders. Our priorities for the use of our cash in fiscal 2009 are to continue to grow our business geographically with a focus on the expanding opportunities outside the United States, explore and develop new and better product offerings, invest in business process improvements, and to pay a cash dividend to our shareholders."

The annual cash dividend will be payable on June 24, 2008, to shareholders of record as of the close of business on June 10, 2008. While the company intends to pay regular annual dividends for the foreseeable future, subsequent dividends will continue to be reviewed annually and declared by the Board at its discretion.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:

Bill Retterath

Chief Financial Officer

Tel (605) 697-4000